Barclays PLC Incentive-based Compensation Recovery Policy 1 DEFINITIONS In this Policy: “Applicable Law” means any laws, regulations or rules of the US Securities and Exchange Commission, the NYSE, the London Stock Exchange, any other stock exchange on which the Company’s securities are listed or other regulatory authority applicable to the Barclays Group or the Executives, including for the avoidance of doubt, Section 304 of the US Sarbanes-Oxley Act of 2002; “Barclays Group” means the Company and any company which is from time to time: (a) a holding company (as defined by Section 1159 of the Companies Act 2006) of the Company; (b) a subsidiary (as defined by Section 1159 of the Companies Act 2006) of the Company or of its holding company; (c) a company over which the Company has control within the meaning of section 1124 of the Corporation Tax Act 2010; or (d) a subsidiary undertaking (as defined by Section 1162 of the Companies Act 2006) of the Company, and “Barclays Group company” will be interpreted accordingly; “Board” means the board of directors of the Company, a committee of the board of directors of the Company, or the officer or officers of the Company authorised to take such action if board action is not required; “Company” means Barclays PLC, a public limited company incorporated in the United Kingdom with registered number 00048839; “Effective Date” means 2 October 2023; “Exchange Act” means the Securities Exchange Act of 1934; “Executive” means the Company’s current and former chief executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any president or vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy- making function, or any other person who performs similar policy-making functions for the Company; “Financial Reporting Measure” means any measure that is determined and presented in accordance with IFRS (or any other accounting principles used to prepare the Company’s consolidated financial statements from time to time), and any measure derived wholly or in part from such measure, including non-IFRS financial measures (as well as other measures, metrics and ratios that are non-IFRS measures). The term Financial Reporting Measure includes stock price and total shareholder return. Financial Reporting Measures may be presented outside the Company’s financial statements;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board; “Incentive-based Compensation” means any remuneration that is granted, earned, released or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-based Compensation is based in part upon the attainment of a Financial Reporting Measure if such compensation is subject to multiple conditions one or more, but not all, of which are Financial Reporting Measures. Examples of remuneration that is not Incentive-based Compensation for this purpose include, but are not limited to: (i) an Executive’s salary and contractual fixed compensation; and (ii) an Executive’s buyout awards1; “NYSE” means the New York Stock Exchange; “Policy” means the policy constituted by these provisions and any schedules and known as the Barclays PLC Incentive-based Compensation Recovery Policy; “Received” Incentive-based Compensation is deemed Received in the Company’s financial period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant occurs after the end of the financial period in which the Financial Reporting Measure is attained. For the avoidance of doubt, an Executive receives the Incentive-based Compensation even when the Executive has established only a contingent right to payment at that time. Administrative acts or other conditions necessary to effect issuance or payment, such as calculating the amount earned or obtaining Remuneration Committee approval of payment do not affect the determination of the date Received. In the case of awards subject to multiple conditions, not all conditions must be satisfied for the Incentive-based Compensation to be deemed Received. The Remuneration Committee shall have the discretion, in accordance with Applicable Law, to determine when the Incentive-based Compensation was Received, and such determination need not be uniform across the type of Incentive-based Compensation or for all Executives; “Recoverable Amount” means the amount of Incentive-based Compensation subject to this Policy pursuant to Section 3.2 of this Policy that is Received by an Executive in the Recovery Period that exceeds the amount of Incentive-based Compensation that otherwise would have been Received by the Executive had such remuneration been determined based on the restated amounts, computed without regard to any Taxes paid or payable; “Recovery Period” means the period of three full financial years of the Company preceding the Restatement Date and any transition period that results from a change in the Company’s financial year within or immediately following such period; “Remuneration Committee” means the Remuneration Committee of the board of directors of Barclays PLC (or any duly authorised delegate thereof); “Restatement” means the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as used in Section 303A.14(c)(1) of the NYSE Listed Company Manual); “Restatement Date” means the date on which the Company is required to prepare a Restatement, which is the earlier to occur of: (i) the date on which the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or 1 This refers exclusively to awards of deferred cash and/or deferred shares granted to compensate a new Executive for the loss of unvested deferred awards or long-term awards from their previous employment that were forfeited on resignation or otherwise as a result of joining the Barclays Group.

(ii) the date a court, regulator or other legal authorised body directs the Company to prepare a Restatement; and “Taxes” means any taxes/duties/contributions/levies. 2 PURPOSE 2.1 The purpose of this Policy is to set out the basis for the mandatory recovery of erroneously awarded Incentive-based Compensation from Executives in the event of a Restatement. 2.2 The Remuneration Committee has adopted this Policy in accordance with the requirements of Section 303A.14 of the NYSE Listed Company Manual, which was mandated by Rule 10D-1 of the Exchange Act. 3 APPLICABILITY 3.1 This Policy applies to the Executives regardless of whether or not such Executive is aware of his or her status as such. 3.2 Remuneration shall be subject to recovery pursuant to this Policy where: (i) such remuneration constitutes Incentive-based Compensation; and (ii) the remuneration was Received by an Executive: 3.2.1 after beginning their services as an Executive; 3.2.2 who served as an Executive at any time during the performance period for that Incentive-based Compensation; 3.2.3 while the Company has a class of securities listed on the NYSE, another national securities exchange or a national securities association in the United States; and 3.2.4 during the Recovery Period, provided that this Policy shall only apply to Incentive-based Compensation Received on or after the Effective Date. 3.3 For the avoidance of doubt, this Policy continues to apply to an Executive following any termination of their office or employment. 3.4 Executives will either expressly accept the terms of this Policy or, by accepting Incentive-based Compensation (whether deemed or express acceptance), will be deemed to have accepted the terms of this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive regardless of whether or not such Executive accepts the terms of this Policy in any manner. 4 RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION 4.1 In the event of a Restatement, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period2, the Remuneration Committee shall 2 The following do not constitute an accounting restatement for purposes of this Policy: (i) the correction of an error in the current period consolidated financial statements (commonly referred to as an out-of-period adjustment) when the error is immaterial to the previously issued consolidated financial statements and the correction of the recover reasonably promptly the Recoverable Amount. The Recoverable Amount shall not exceed the differential between the amount of Incentive-based Compensation paid to such Executive in connection with the Restatement and the amount of Incentive-based Compensation that would have been paid to such Executive had the Restatement not occurred (in each case without regard to any Taxes paid or payable). 4.2 Where Incentive-based Compensation is based only in part on the achievement of a Financial Reporting Measure performance goal, the Remuneration Committee shall first determine the portion of the original Incentive-based Compensation based on or derived from the Financial Reporting Measure that was restated. The Remuneration Committee shall then recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the Restatement. 4.3 For Incentive-based Compensation based on share price or total shareholder return, where the Recoverable Amount is not subject to mathematical recalculation directly from the information in the Restatement, the Remuneration Committee will determine the Recoverable Amount based on the Remuneration Committee’s reasonable estimate of the effect of the Restatement on the share price or total shareholder return upon which the Incentive-based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. 4.4 In the event that the Company is required to prepare a Restatement, the Remuneration Committee shall: 4.4.1 determine the Recoverable Amount in accordance with Section 4.1 of this Policy; and 4.4.2 to the extent the Recoverable Amount has been Received by an Executive, instruct the Company to recover reasonably promptly the full Recoverable Amount in accordance with Section 4.5 of this Policy. 4.5 To the extent permitted by Applicable Law, the Remuneration Committee may seek to recoup Recoverable Amounts by all legal means available, including but not limited to by requiring any affected Executive to repay such amount to the Company or any other Barclays Group company, by set-off by reducing future remuneration of such affected Executive, or by such other means or combination of means as the Remuneration Committee, in its sole discretion, determines to be appropriate. 4.6 All amounts recoverable pursuant to this Policy shall be payable by the Executive to the Company or a Barclays Group company (or as the Company directs) and shall be payable immediately on demand. If not so paid, the sum shall be recoverable as a debt. 4.7 The Recoverable Amount will be communicated to an affected Executive in writing, except where the Remuneration Committee considers this would breach any laws or regulations that may apply or give rise to significant issues for any member of the Barclays Group, including but not limited to disclosure of commercially sensitive information. error is also immaterial to the current period; (ii) the retrospective application of a change in accounting policy; (iii) a retrospective revision of reportable segment information due to a change in the structure of the Barclays Group’s internal organization; (iv) a retrospective reclassification due to a discontinued operation; (v) the retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (vi) the retrospective adjustment to provisional amounts in connection with a prior business combination; and (vii) a retrospective revision for a share split, reverse share split, share dividend or other changes in capital structure.

5 IMPRACTICABILITY EXCEPTION TO RECOVERY OBLIGATION 5.1 The Company must recover the Recoverable Amount in compliance with this Policy except to the extent that the conditions set out in Sections 5.2.1, 5.2.2 or 5.2.3 of this Policy are met and the Remuneration Committee determines, in its sole discretion, that recovery would be impracticable. 5.2 The Remuneration Committee may determine that a recovery is impracticable only if: 5.2.1 following a reasonable attempt to recover the Recoverable Amount, the Remuneration Committee determines, in its sole discretion, that the direct expense that would need to be paid to a third party to assist in enforcing this Policy would exceed the Recoverable Amount. The Company must document such reasonable attempt(s) to recover and provide that documentation to the NYSE; 5.2.2 recovery would violate a law of England and Wales, where such law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Recoverable Amount based on a violation of the law of England and Wales, the Company must obtain an opinion of English legal counsel, acceptable to the NYSE that recovery would result in such a violation and provide such opinion to the NYSE; or 5.2.3 if applicable, the Remuneration Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 5.3 In determining whether a recovery would be impracticable due to costs in accordance with Section 5.2.1 above, the only criteria that the Remuneration Committee may consider is whether the direct costs, such as reasonable legal expense and consulting fees, amongst others, paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount. Indirect costs, such as reputational concerns or the effect on hiring of new Executives, amongst others, may not be considered when determining whether recovery is impracticable. 6 INDEMNIFICATION AND INSURANCE 6.1 The Barclays Group is prohibited from insuring or indemnifying any Executive against the loss of erroneously awarded remuneration as set forth in this Policy. 6.2 This prohibition applies in addition to (and without limiting) the provisions in relation to personal hedging strategies that apply to Executives. 7 OTHER RECOVERY RIGHTS 7.1 Any right of recovery under this Policy applies in addition to (and without limiting) any other remedies and/or rights to reduce, cancel or recover any elements of remuneration (or similar) that may be available to any member of the Barclays Group pursuant to any remuneration policy (including the provisions in relation to clawback set out in the conditions of employment of Executives and any further malus and clawback policies) operated by any member of the Barclays Group, the terms of any incentive plans or awards operated by any member of the Barclays Group, any employment agreement, any other terms and conditions and/or Applicable Law applicable to any Executive, in each case from time to time in force, and/or pursuant to any other legal remedies available to any member of the Barclays Group. Recovery (or similar) may be applied pursuant to both this Policy and any such other policies, plans, awards, agreements, terms, conditions, Applicable Laws or similar in respect of the same award of remuneration, provided that there shall be no duplication of recovery. 8 DISCLOSURE 8.1 In the event of any Restatement, the Company shall disclose certain information in its annual report on Form 20-F, as required by Form 20-F. This information shall include, without limitation: 8.1.1 the date on which the Company was required to prepare the Restatement; 8.1.2 the aggregate Recoverable Amount (in US dollars), including an analysis of how the Recoverable Amount was calculated, or, if not determined, an explanation of the reasons; 8.1.3 any estimates used to determine the Recoverable Amount for Financial Reporting Measures related to share price or total shareholder return and an explanation of the methodology used for such estimates; 8.1.4 any required details of Recoverable Amounts that remain outstanding (on an aggregate, individual, group or other basis, as required) and for which recovery has been forgone due to impracticability and the reasons why, for the relevant annual report on Form 20- F and otherwise pursuant to the requirements of any other annual report or statement it is obligated to prepare and file under the Exchange Act. 8.2 This Policy shall be filed as an exhibit to the Company’s annual report on Form 20-F for the financial year ending 31 December 2023. If this Policy is amended, the amended policy shall be filed as an exhibit to the first annual report on Form 20-F that the Company is required to file under the Exchange Act after such amendment. 9 ADMINISTRATION AND OPERATION 9.1 The Remuneration Committee has the exclusive power and full and final authority, in accordance with Applicable Law, to: (i) administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy; (ii) make all determinations deemed necessary or advisable in applying this Policy (which in every case shall be made at the Remuneration Committee’s absolute discretion, without this being limited by references in certain clauses but not others to a discretion being absolute), including, without limitation, determinations as to: (a) what constitutes Incentive-based Compensation, a Recoverable Amount or other remuneration; and (b) whether a recovery is impracticable; and (iii) delegate any power or discretion under this Policy to such person or persons as it may determine other than with respect to power or discretion that relates to any recovery under this Policy involving such person (and in which case this Policy shall be applied accordingly). The Remuneration Committee may delegate administrative duties with respect to this Policy to one or more officers or employees of the Company (other than with respect to power or discretion that relates to any recovery under this Policy involving such officer or employee). 9.2 Any action, interpretation or determination taken or made by the Remuneration Committee pursuant to this Policy will be final, conclusive and binding. 9.3 From and after the adoption of this Policy, the Policy hereby amends any employment agreement, equity award agreement or similar agreement that the Executive is a party to with the Company Group and shall apply and govern Incentive-based Compensation Received by any Executive, notwithstanding any contrary or supplemental term or condition in any document, plan or agreement including without limitation any employment contract, indemnification agreement, equity agreement, or equity plan document. 10 GENERAL 10.1 Any provision in this Policy can apply even if the Executive was not responsible for the Restatement in question or if a Restatement took place before the grant and/or vesting/release of any remuneration which is subject to recovery. 10.2 The means of recovery can be different for different Executives in relation to the same or different events depending on the particular facts and circumstances of the Executive and their remuneration. 10.3 Each person will have regard to dealing restrictions when operating, interpreting, administering and/or taking any other action in relation to this Policy. For the purposes of this Section 10.3, “dealing restrictions” means any internal or external restrictions on dealings or transactions in securities. 10.4 An Executive will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Executive. 10.5 No Executive has any right to any remuneration or compensation or damages for any loss (actual or potential) from the Barclays Group in respect of any application of this Policy, including any loss in relation to: 10.5.1 any loss or reduction of rights or expectations in connection with this Policy in any circumstances (including lawful or unlawful termination of employment); 10.5.2 any exercise of a discretion or a decision taken in relation to this Policy, or any failure or delay to exercise a discretion or take a decision; or 10.5.3 the operation, suspension, termination or amendment of this Policy. 10.6 The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or a member of the Barclays Group. 10.7 The terms of this Policy shall apply regardless of any agreement, undertaking or suggestion (or similar), whether or not contractual, that any remuneration shall not be subject to recovery. 10.8 Except as otherwise expressly stated to the contrary, nothing in this Policy confers any benefit, right or expectation on any persons other than an Executive or member of the Barclays Group. No third party has any rights under the UK Contracts (Rights of Third Parties) Act 1999 (or any similar local legislation in an overseas jurisdiction), to enforce any term of this Policy. 10.9 This Policy may be amended from time to time by the Remuneration Committee pursuant to Applicable Law. 10.10 If any provision of this Policy is for any reason held by any court or other competent legal authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part: 10.10.1 that provision shall, where possible, be deemed adjusted and apply in a manner that is legal, valid and enforceable in the relevant jurisdiction; and 10.10.2 the remaining provisions of this Policy shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.

10.11 In the event of any discrepancy between this Policy and the provisions of any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by any member of the Barclays Group or any arrangement applicable to an award or bonus under such plan or arrangement, this Policy will prevail (whether such other provision was adopted before or after the adoption of this Policy). 10.12 The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision. 10.13 References in this Policy to the phrase “including” (or similar) shall not limit or prejudice the generality of the following words (without this being limited by such references in some clauses but not others). 10.14 In this Policy, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.